Execution Version

SUPPLEMENTAL AGREEMENT TO
SUPPLY AND OFFTAKE AGREEMENT

This Supplemental Agreement (the “Supplemental Agreement”) to the Supply and Offtake Agreement (as defined below) is made as of October 31, 2011 (the “Effective Date”) between J. Aron & Company (“Aron”), a general partnership organized under the laws of New York and located at 200 West Street, New York, New York 10282-2198, and Alon USA, LP (the “Company”), a limited partnership organized under the laws of Texas located at 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251 (each referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS, the Company is the exclusive lessee and operator of a crude oil refinery located in Big Spring, Texas, together with other real and personal property related thereto (the “Refinery”);
WHEREAS, Aron and the Company are parties to that certain Amended and Restated Supply and Offtake Agreement (as from time to time further amended, modified, supplemented and/or restated, the “Supply and Offtake Agreement”), dated as of March 1, 2011, pursuant to which Aron has agreed to procure crude oil and other petroleum feedstocks for the Company for use at the Refinery and purchase all refined products produced by the Refinery (other than certain excluded products);
WHEREAS, the Company has entered into (i) that certain Pipeline Throughput and Deficiency Agreement with Sunoco Pipeline L.P. (“SPLP”), a Texas limited partnership, dated October 7, 2011 (the “Supplemental T&D Agreement”), pursuant to which the Company has the right to transport crude oil on the Supplemental Pipeline and (ii) that certain Marine Dock Terminaling Agreement with Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership, dated October 7, 2011 (the “Nederland Terminaling Agreement”), pursuant to which the Company has the right to certain terminaling services at the Nederland Terminal;
WHEREAS, from time to time, crude oil held by Aron at the Refinery may be transported on the Supplemental Pipeline eastbound from the Refinery to Nederland Terminal for further transportation as arranged by ARKS to the refinery owned and operated by ARKS in Krotz Springs, Louisiana (the “Krotz Refinery”) or crude oil held by Aron at Nederland Terminal may be transported on the Supplemental Pipeline westbound from the Nederland Terminal to Big Spring Refinery and, in connection therewith, the Company has assigned to Aron all of the Company’s rights to transport crude oil on the Supplemental Pipeline and to all terminaling services at the Nederland Terminal; and
WHEREAS, the Parties wish to agree to certain terms and conditions relating to shipments by Aron on the Supplemental Pipeline and other related matters, which terms and conditions shall supplement and amend the Supply and Offtake Agreement as hereinafter provided;

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NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Aron and the Company do hereby agree as follows:

1.Definitions.
1.1    For purposes of this Supplemental Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:
“Alternate Delivery Point” means the last permanent flange of the Crude Storage Tanks that connects directly to first permanent flange of the White Oil Connection.

“Average Monthly NYMEX Price” means, for any calendar month, the arithmetic average of the closing settlement prices of the trading days in the applicable calendar month on the New York Mercantile Exchange for the first nearby Light Sweet Crude Oil Contract.

“Daily Supplemental Price” means, for the Daily Supplemental Quantity on any day, the closing settlement price on the New York Mercantile Exchange for the first nearby Light Sweet Crude Oil Contract for the preceding Business Day (as determined in accordance with Schedule G to the Supply and Offtake Agreement).

“Daily Supplemental Quantity” has the meaning provided in Section 2.2(b) below.

“Eastbound Quantity” means, for any Supplemental Quantity that is an Eastbound Shipment, a quantity of Crude Oil equal to negative one (-1) times that Supplemental Quantity.

“Eastbound Shipment” means, with respect to any quantity of Crude Oil, the shipment and transporting of such Crude Oil commencing with the withdrawal of such Crude Oil from the Crude Storage Tanks through the Alternate Delivery Point and the movement of such Crude Oil via the White Oil Connection to the Supplemental Injection Point, then via the Supplemental Pipeline to the Nederland Terminal.

“Krotz Refinery” means the Crude Oil refinery owned and operated by ARKS and located in Krotz Springs, Louisiana.

“Krotz S&O Agreement” means that certain Amended and Restated Supply and Offtake Agreement, dated as of May 26, 2010, between Aron and Alon Refining Krotz Springs, Inc. (“ARKS”), as the same may from time to time be further amended, modified, supplemented and/or restated.

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“Monthly Supplemental Quantity” means, for any calendar month, the sum of the Eastbound Quantities and Westbound Quantities injected into the Supplemental Pipeline via the Supplemental Injection Point or ejected from the Supplemental Pipeline via the Supplemental Injection Point during such month (which may be a positive or negative amount) as evidenced by the SPLP Monthly Statement.

“Nederland Terminal” means the SPMT Nederland Terminal located on the Sabine-Neches Waterway between Beaumont and Port Arthur, Texas.

“SPLP” means Sunoco Pipeline L.P.

“SPMT” means Sunoco Partners Marketing & Terminals L.P., a Texas limited partnership and an Affiliate of Sunoco.

“Supplemental Agreement” or “this Supplemental Agreement” means this Supplemental Agreement, as it may be amended, modified, supplemented, extended, renewed or restated from time to time in accordance with the terms hereof, including any schedules or exhibits hereto.

“Supplemental Buy/Sell Confirmation” means a master buy/sell confirmation in a form incorporating such industry general terms and conditions as Aron shall specify and otherwise reasonably acceptable to Aron, subject to which the parties may enter into, from time to time, buy/sell transactions in which Aron shall sell a quantity of Crude Oil to the Company as such quantity is injected at the Supplemental Injection Point and the Company shall sell such quantity back to Aron as such quantity passes the last permanent flange at the outlet of SPLP’s custody transfer meter on the Supplemental Pipeline at the Nederland Terminal.

“Supplemental Injection Point” means the first permanent flange at the inlet to the SPLP custody transfer meter on the Supplemental Pipeline at Big Spring, Texas, which is located at the connection between the White Oil Pipeline and the White Oil Connection.

“Supplemental Pipeline” means the portion of the common carrier crude oil pipeline more fully described in Schedule A hereto.

“Supplemental Pipeline Tariff” means SPLP’s tariffs on file with FERC containing the rates, rules and regulations governing the provision of crude oil transportation and related services on the Supplemental Pipeline (1) westbound from the Nederland Terminal to the Big Spring Refinery and (2) eastbound from the Big Spring Refinery to the Nederland Terminal, in substantially the forms attached to the Supplemental T&D Agreement.

“Supplemental Price” means, for any calendar month, the Average Monthly NYMEX Price for such month.

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“Supplemental Quantity” has the meaning provided in Section 2.1 below.

“Westbound Quantity” means, for any Supplemental Quantity that is a Westbound Shipment, a quantity of Crude Oil equal to that Supplemental Quantity.

“Westbound Shipment” means, with respect to any quantity of Crude Oil, the shipment and transporting of such Crude Oil westbound from the Nederland Terminal (or other points) via the Supplemental Pipeline to the Supplemental Injection Point and then movement of such Crude Oil via the White Oil Connection to the Alternate Delivery Point at the Crude Storage Tanks located at the Refinery.

“White Oil Connection” means the segment of pipeline owned by the Company that runs between the Alternate Delivery Point at the Crude Storage Tanks and the Supplemental Injection Point.

“White Oil Pipeline” means the approximately 25-mile common carrier crude oil pipeline owned by SPLP and running between the main line of the Supplemental Pipeline and the White Oil Connection.

1.2    Unless otherwise defined herein, any terms defined in the Supply and Offtake Agreement shall have the same meanings when used herein. In addition, all definitions listed in Section 1.1 above are deemed incorporated into the Supply and Offtake Agreement as if set forth therein in full.
2.    Shipments on the Supplemental Pipeline.
2.1    Supplemental Quantities. From time to time, unless otherwise directed by Aron and provided no Default or Event of Default has occurred and is continuing under the Supply and Offtake Agreement, the Company may withdraw quantities of Crude Oil from the Crude Storage Tanks through the Alternate Delivery Point for Eastbound Shipment or receive quantities of Crude Oil into the Crude Storage Tanks through the Alternate Delivery Point from Westbound Shipment. In each case, the quantity of Crude Oil withdrawn or received shall be deemed to equal the quantity reported by SPLP as having been injected or ejected at the Supplemental Injection Point based on readings of SPLP’s custody transfer meter (each such quantity, an “Supplemental Quantity”). Each Supplemental Quantity shall be the amount reported by SPLP, which amounts shall be reported as positive numbers and shall indicate for each Supplemental Quantity whether it is an Eastbound or Westbound Shipment.
2.2    Certain Adjustments.
(a)    For purposes of all monthly calculations under the Supply and Offtake Agreement, the Monthly Supplemental Quantity shall be deemed to be subject to a Procurement Contract; provided that, if such Monthly Supplemental Quantity is a positive amount, such Procurement Contract shall constitute a procurement of Crude Oil by Aron intended to be run at the Refinery which shall represent a positive volume for purposes of the Supply and Offtake

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Agreement and if such Monthly Supplemental Quantity is negative, such Procurement Contract shall constitute a procurement of Crude Oil by Aron under which the Company is selling Crude Oil to Aron that is intended to be run at the Krotz Refinery which shall represent a negative volume for purposes of the Supply and Offtake Agreement, and, in each case, shall have a per barrel price equal to the Supplemental Price for that relevant month. The parties acknowledge that, for purposes of calculating the Monthly Crude Oil True-up Amount in accordance with Schedule C to the Supply and Offtake Agreement, as a result of the foregoing, the Monthly Supplemental Quantity shall be added to Monthly Crude Receipts for the relevant month, so that if the Monthly Supplemental Quantity is a positive number (representing a procurement of Crude Oil intended to be run at the Refinery) it shall increase Monthly Crude Receipts and if the Monthly Supplemental Quantity is a negative number (representing a procurement of Crude Oil intended to be run at the Krotz Refinery) it shall decrease Monthly Crude Receipts.
(b)    The parties agree that the purchase price for the Net Crude Sales Volume for any month determined under Section 6.2 of the Supply and Offtake Agreement is a weighted average purchase price which Aron shall determine based on the net of the dollar amounts paid by Aron under Procurement Contracts during the relevant month and received by Aron under Procurement Contracts during the relevant month and the net quantity of barrels received by Aron under Procurement Contracts delivered into the Included Locations (under the Supply and Offtake Agreement) during the relevant month and the barrels delivered to Aron under Procurement Contracts from such Included Locations during the relevant month.
(c)    For each day,
(i)    the “Daily Supplemental Quantity” for such day shall be the portion of any Supplemental Quantity that, in accordance with Schedule G to the Supply and Offtake Agreement, is determined to be related to such day (adjusted based on the Gross/Net Factors as contemplated by Section 10.1(b)(iii) of the Supply and Offtake Agreement), which quantity shall be a negative number if resulting from an Eastbound Shipment and a positive number if resulting from a Westbound Shipment; and
(ii)    the “Daily Supplemental Value” for such day (which may be a positive or negative amount) shall equal the Daily Supplemental Quantity for such day multiplied by the Daily Supplemental Price for such day, multiplied by negative one (-1).
(d)    In connection with determining the Interim Payment for any day, Aron shall determine the Daily Supplemental Value for such day and the amount determined by Aron pursuant to Section 10.1 of the Supply and Offtake Agreement as the Interim Payment for such day shall be adjusted by adding thereto such Daily Supplemental Value and such amount, as so adjusted, shall be the Interim Payment for such day. The parties acknowledge that, as a result of the foregoing adjustment, whenever the Daily Supplemental Value is a negative number (which relates to a Westbound Shipment), such adjustment shall increase the Interim Payment due to Aron and whenever the Daily Supplemental Value is a positive number (which relates to an Eastbound Shipment), such adjustment shall decrease the Interim Payment due to Aron.
2.3    Measurements.

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(a)    For purposes of determining the Daily Supplemental Quantity, the Company shall on a daily basis report to Aron the aggregate flow volume for such day at the Supplemental Injection Point as determined in accordance with Schedule G to the Supply and Offtake Agreement.
(b)    For purposes of determining the Monthly Supplemental Quantity, Aron shall rely on the pipeline statements provided by SPLP with respect to the volumes on the Supplemental Pipeline.
2.4    Title. Aron shall retain title to all Crude Oil at all times while such quantities are held in the Supplemental Pipeline in connection with the Supply and Offtake Agreement or the Krotz S&O Agreement (including without limitation any line fill transferred to Aron in connection therewith) while it is in the Supplemental Pipeline, except to the extent otherwise provided under an Supplemental Buy/Sell Transaction.
2.5    Excess Supplemental Shipments.
(a)    If, due to the application of the proration policy under the Supplemental Pipeline Tariff (a “Proration Event”), any portion of an Supplemental Quantity may not be transported by Aron under its status as designated shipper on the Supplemental Pipeline, then Aron and the Company shall, with respect to such portion of the Supplemental Quantity (the “Buy/Sell Quantity”), enter into a buy/sell transaction pursuant to Supplemental Buy/Sell Confirmation (an “Supplemental Buy/Sell Transaction”).
(b)    It shall be a condition to Aron’s entering into any Supplemental Buy/Sell Transaction that, and Aron shall have no obligation to enter into any Supplemental Buy/Sell Transaction unless, the Company shall provide to Aron credit support in such amount and form as Aron shall require, in its discretion, with respect to the Company’s obligation to purchase the Supplemental Quantity subject to such Supplemental Buy/Sell Transaction, without regard to Aron’s obligation thereunder to repurchase such Supplemental Quantity from the Company; provided that in no event shall the value of the credit support required for any Supplemental Buy/Sell Transaction exceed 115% of the Company’s aggregate purchase obligation thereunder (without regard to Aron’s obligation to repurchase such Supplemental Quantity from the Company).
(c)    The purchase and sale price under an Supplemental Buy/Sell Transaction shall be the Supplemental Price for the month in the Supplemental Quantity subject to such Supplemental Buy/Sell Transaction is injected into the Supplemental Pipeline.
(d)    The quantity subject to an Supplemental Buy/Sell Transaction, which shall be advised by the Company to Aron, shall in no event exceed the excess quantity that the Company is permitted to transport on the Supplemental Pipeline upon the occurrence of a Proration Event and in accordance with the Company’s agreement with SPMT relating to shipment of additional volumes in connection with such Proration Event.

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(e)    Unless otherwise agreed by the parties, the terms of each Supplemental Buy/Sell Transaction shall be as specified in the Supplemental Buy/Sell Confirmation.
2.6    The Company agrees that whether any Procurement Contract constitutes a Procurement Contract under the Supply and Offtake Agreement or the Krotz S&O Agreement will, unless otherwise deemed appropriate based on Aron’s reasonable judgment, be determined by Aron based on the whether the Crude Oil subject thereto is first delivered to an Included Location under the Supply and Offtake Agreement or to the Crude Storage Tanks (as defined in the Krotz S&O Agreement) or an Included Supplemental Facility (as defined in the Krotz S&O Agreement) under the Krotz S&O Agreement.
3.    Amendments to the Supply and Offtake Agreement and other Transaction Documents.
3.1    With respect to the Storage Facilities Agreement, the parties agree that the term “Related Facilities” shall include, without limiting the generality thereof, the White Oil Connection.
3.2    The following terms defined in the Supply and Offtake Agreement are hereby amended in their entirety to read as follows and as so amended such terms shall apply for all purposes of the Supply and Offtake Agreement, the other Ancillary Documents and this Supplemental Agreement:
(c)    “Crude Delivery Point” means the outlet flange of the Crude Storage Tanks that connects to the pipelines leading to the Refinery’s processing units.
(d)    “Estimated Daily Net Crude Sales” for any day shall be the estimate for that day of the Crude Oil volume that equals (x) the aggregate volume of Crude Oil held in the Crude Storage Tanks at the beginning of such day, plus (y) the Daily Crude Storage Receipts for such day, minus (z) the aggregate volume of Crude Oil held in the Crude Storage Tanks at the end of such day.
(e)    “Procurement Contract” means any procurement contract entered into by Aron for the purchase of Crude Oil to be processed at the Refinery, which may be either a contract with any seller of Crude Oil (other than the Company or any Affiliate of the Company) or a contract with the Company, or such other contract to the extent the Parties deem such contract to be a Procurement Contract for purposes hereof.
(f)    “Transaction Documents” mean means any of this Agreement, the Marketing and Sales Agreement, the Inventory Sales Agreement, the Storage Facilities Agreement, the Step-Out Inventory Sales Agreement, the Required Storage and Transportation Arrangements, the Supplemental Agreement, the Supplemental Buy/Sell Confirmation and any other agreement or instrument contemplated hereby or executed in connection herewith.
(g)    “Volume Determination Procedures” mean the Company’s ordinary month-end procedures for determining the NSV of Crude Oil in the Crude Storage Tanks

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or Products in the Product Storage Tanks, which include manually gauging each Crude Storage Tank or Product Storage Tank on the last day of the month to ensure that the automated tank level readings are accurate to within a tolerance of two inches; provided that if the automated reading cannot be calibrated to be within such tolerance, the Company shall use the manual gauge reading in its calculation of month-end inventory and provided further that volume determinations on the Supplemental Pipeline shall be based on the monthly statements provided by SPLP.
4.    Certain Conditions and Obligations.
4.1    The Company agrees that, with respect to the Supplemental Pipeline and the Nederland Terminal (collectively, the “Additional Locations”) it shall execute and enter into, or cause ARKS and/or other Affiliates, and all other third parties, to execute and enter into, all Required Storage and Transportation Arrangements in favor of Aron.
4.2    It shall be a condition to Aron’s obligations under this Supplemental Agreement that:
(a)    the Required Storage and Transportation Arrangements with respect to the Additional Locations shall be been duly executed and become effective; and
(b)    the Company shall have executed and delivered the Supplemental Buy/Sell Confirmation.
5.    Rights and Obligations under the Supply and Offtake Agreement. As supplemented and amended hereby, the Supply and Offtake Agreement and all other Transaction Documents are in full force and effect. This Supplemental Agreement shall in no way limit or diminish the rights and obligations of the Parties under the Supply and Offtake Agreement.
6.    Miscellaneous.
6.1    THIS SUPPLEMENTAL AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER STATE.
6.2    EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITUATED IN THE CITY OF NEW YORK, (WITHOUT RECOURSE TO ARBITRATION UNLESS BOTH PARTIES AGREE IN WRITING), AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED IN ARTICLE 26 OF THE SUPPLY AND OFFTAKE AGREEMENT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.

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6.3    Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceedings relating to this Supplemental Agreement.
6.4    If any Section or provision of this Supplemental Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Supplemental Agreement and the remaining portions of this Supplemental Agreement shall remain in full force and effect.
6.5    The terms of this Supplemental Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Supplemental Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Supplemental Agreement shall not be modified or changed except by written instrument executed by the Parties’ duly authorized representatives.
6.6    No promise, representation or inducement has been made by either Party that is not embodied in this Supplemental Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
6.7    Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Supplemental Agreement.
6.8    Nothing expressed or implied in this Supplemental Agreement is intended to create any rights, obligations or benefits under this Supplemental Agreement in any person other than the Parties and their successors and permitted assigns.
6.9    All audit rights, payment, confidentiality and indemnification obligations and obligations under this Supplemental Agreement shall survive the expiration or termination of this Supplemental Agreement.
6.10    This Supplemental Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.
6.11    All transactions hereunder are entered into in reliance on the fact this Supplemental Agreement and all such transactions constitute a single integrated agreement between the parties, and the parties would not have otherwise entered into any other transactions hereunder.

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IN WITNESS WHEREOF, each Party hereto has caused this Supplemental Agreement to be executed by its duly authorized representative as of the date first above written.
J. ARON & COMPANY

By: _/s/ Don J. Castro
Title: Managing Director
Date: 10/31/2011

ALON USA, LP
by: ALON USA GP, LLC, its general partner

By: /s/ Alan P. Moret
Title: Senior Vice President
Date: 10/31/2011

SCHEDULE A
Supplemental Pipeline

The “Supplemental Pipeline” means the portion of the common carrier crude oil pipeline owned by SPLP and running between the Nederland Terminal and the Big Spring Refinery, which includes the White Oil Pipeline.

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